JOINT VENTURE CONTRACT

between

PROVISION INTERACTIVE TECHNOLOGIES, INC.

and

GUOSHENGRUIMING CO., LTD.

for the establishment of

PROVISION MANUFACTURING CHANGZHOU

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CT

TABLE OF CONTENTS

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JOINT VENTURE CONTRACT

This **JOINT VENTURE CONTRACT** **(<u>this "Contract"</u>)** is entered into by and between the following parties:

PROVISION INTERACTIVE TECHNOLOGIES, INC. ("**<u>Party A</u>**"), a California corporation company duly established and existing under the laws of the United States of America (the "**<u>USA</u>**"); and

GUOSHENGRUIMING CO., LTD. ("**<u>Party B</u>**"), a limited liability company duly established and existing under the laws of the People's Republic of China ("**<u>PRC</u>**").

<u>RECITALS</u>

Whereas, Party A is in the business of manufacturing and selling interactive communications display systems referred to as the HoloVision ™ Aerial Imaging Systems, and creating producing and selling HoloMedia™ advertising media, which is run and presented on the aforesaid system;

Whereas, Party B is in the business of marketing, selling, renting or leasing an interactive communications display system referred to as the HoloVision™ Aerial Imaging Systems in the designated territories of the PRC, Taiwan, Macau and Hong Kong;

Whereas, Party A and Party B are willing to establish a limited liability Sino-foreign equity joint venture company in accordance with the *Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures* and other relevant laws and the regulations of the PRC and pursuant to the principles of equality and mutual benefit.

NOW, THEREFORE, in consideration of the foregoing, which are incorporated herein by reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Party A and Party B hereby agree as follows:

Section 1. DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein shall have the meanings set forth in this Section.

"<u>Affiliate</u>" shall mean any entity (i) in which, a Party, directly or indirectly, holds more than a 50% equity interest or voting right, or (ii) which, directly or indirectly, holds more than a 50% equity interest or voting right in a Party, or (iii) which is under the common control of a third party, which holds more than a 50% equity interest or voting rights in both the Party and such entity, whether directly or indirectly.

"**Articles of Association**" shall mean the Articles of Association of the Joint Venture Company (as defined below) executed in ___________, the PRC, on ____________, 2006, by Party A and Party B.

"**Board**" shall mean the board of directors of the Joint Venture Company (as defined below).

"**Business License**" shall mean the business license of the Joint Venture Company which is issued by the competent SAIC.

"**Company Products**" shall refer to the HoloVision™ display communication systems that the Joint Venture Company is authorized to manufacture and sell according to the license granted by Party A in accordance with the Intellectual Property License Investment Contract and any other products that are agreed by the Board from time to time, including (i) HOLOVISION™ AERIAL IMAGE DISPLAY SYSTEM(S), which is a hardware and software system making 3-dimensional images float in space; and (ii) HOLOMEDIA™ CONTENT MEDIA AND SOFTWARE, which consists of the propriety HoloSoft™ software and advertising media generated to be utilized in the HoloVision™ Systems.

"**Confidential Information**" shall have the meaning ascribed to it in Section 23.1.

"**Date of Establishment**" shall mean the date that the Business License of the Joint Venture Company shall be issued by the competent administration bureau of industry and commerce.

"**Distribution Agreement**" shall refer to the distribution agreement entered into by and between Party A and the Joint Venture Company governing the distribution of the products of the Joint Venture Company.

"**Effective Date**" shall mean the approval date indicated in the approval certificate by the Examination and Approval Authority that this Contract and its Appendix(ces) have been approved.

"**Examination and Approval Authority**" shall mean the Ministry of Commerce of the PRC or the authority designated by such Ministry to approve this Contract.

"**Feasibility Study Report**" shall mean the feasibility study report, commonly known as a "business plan", dated ________ executed by the Parties for the establishment of the Joint Venture Company.

"**Force Majeure**" shall mean all events which are unforeseen by or beyond the control of a party, including, but not limited to, earthquakes, typhoons, flood, fire, war, acts of government or public agencies, political instability, civil disturbances, strikes and the occurrence of which directly results in an adverse impact on the full performance and actual performance of this Contract or the inability to perform this Contract in accordance with the agreed conditions.

"**Intellectual Property License Investment Contract**" shall mean the contract in the form of Appendix I attached hereto.

"**Joint Venture Company**" shall mean Provision Manufacturing Changzhou formed by Party A and Party B in accordance with this Contract and other relevant Chinese laws and regulations.

"**Joint Venture Term**" shall mean the term of the Contract as set forth in Section 17.1.

"**Material Adverse Effect**" shall mean a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the referenced company or person or on such person's ability to perform its obligations hereunder.

"**Party**" shall mean each of Party A and Party B.

"**Parties**" shall mean Party A and Party B collectively.

"**PRC**" shall refer to the People's Republic of China; for the purpose of this Contract, PRC herein shall not include Hong Kong, Taiwan and Macau.

"**RMB**" shall refer to the legal currency of the PRC.

"**SAIC**" shall mean the State Administration for Industry and Commerce of China, including any local branch thereof.

"**Senior Management**" includes, without limitation, the General Manager, the Deputy General Manager, the Chief Financial Officer and the Engineering Director of the Joint Venture Company.

"**US$**" shall mean the legal currency of the U.S.A.

Section 2. PARTIES TO THE JOINT VENTURE COMPANY

The Parties to this Contract are as follows:

(a) Party A:

Name:	Provision Interactive Technologies, Inc.
Legal Address:	9253 Eton Avenue, Chatsworth, CA 91311, USA.
Legal Representative	
Name:	Curt Thornton
Position:	President
Nationality:	U.S.A.

(b) Party B:

Name:	GuoShengRuiMing Co., Ltd.
Legal Address:	26 Xinxi Road, Suite 814, Shangdi, Beijing, PRC
Legal Representative	
Name:	Huang Ai Wu
Position:	Chairman
Nationality:	PRC

Section 3. ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.1 Name and Address of the Joint Venture Company

(a) The Name of the Joint Venture Company shall be [PROVISION MANUFACTURING CHANGZHOU] in English, and "[______________]" in Chinese.

(b) The legal registered address of the Joint Venture Company shall be [______________].

3.2 Limited Liability Company

The Joint Venture Company shall be a limited liability company. The liability of each Party to the Joint Venture Company shall be limited to the full amount of such Party's contribution to the Joint Venture Company's registered capital. Unless otherwise provided pursuant to a written agreement signed by a Party and a creditor of the Joint Venture Company, creditors of the Joint Venture Company and other claimants against the Joint Venture Company shall have recourse only to the assets of the Joint Venture Company and shall not seek compensation, damages or other remedies from any of the Parties. Subject to the foregoing, the Parties shall share the Joint Venture Company's profits, and bear the losses and risks arising from their investments in the Joint Venture Company, in proportion to their respective ownership interests of the Joint Venture Company's registered capital.

3.3 Laws and Regulations

The Joint Venture Company shall be an independent legal person under the laws of China. The activities of the Joint Venture Company shall comply with and be governed and protected by the relevant Chinese laws and regulations.

Section 4. THE PURPOSE, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

4.1 The Purpose of the Joint Venture Company

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The purpose of the Joint Venture Company is founded on the Parties' strategic alliance to produce advanced and cost reduced interactive HoloVision™ display communications systems in the PRC with the objective of providing satisfactory economic returns to the Parties.

4.2 Scope of Business of the Joint Venture Company

The scope of business of the Joint Venture Company shall be to engage in the sourcing, manufacture, quality assurance, service and selling of self-manufactured and advanced interactive HoloVision™ display communication systems.

4.3 Production Scale of the Joint Venture Company

Planned initial production volume of the Joint Venture Company is two thousand (2000) HoloVision™ display communication systems annually, with plans, if market demands dictate, to increase the production volume to four thousand (4000) annually.

Section 5. TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1 Total Amount of Investment

The Joint Venture Company's total amount of investment shall be Fifty Million RMB (RMB50,000,000) (or calculated in US$ Six Million Two Hundred and Fifty Thousand (US$6,250,000)).

5.2 Registered Capital

The registered capital of the Joint Venture Company shall be Twenty-Five Million RMB (RMB25,000,000) (or calculated in US$ Three Million One Hundred and Twenty Five Thousand (US$3,125,000)).

5.3 Contributions to Initial Registered Capital

(a) The contribution to the registered capital of the Joint Venture Company subscribed by Party A shall be paid in US$ equivalent to Twelve Million Two Hundred and Fifty Thousand RMB (RMB12,250,000), representing a forty- nine percent (49%) share of the registered capital of the Joint Venture Company in the following form:

(i) Intellectual property pursuant to the Intellectual Property Investment License Contract attached hereto as Appendix I with the appraisal value of Twelve Million Two Hundred and Fifty Thousand RMB (RMB12,250,000) (or calculated in US$ One Million Five Hundred and Thirty One Thousand Two Hundred and Fifty (US$1,531,250)) ;

(b) The contribution to the registered capital of the Joint Venture Company subscribed by Party B shall be Twelve Million Seven Hundred and Fifty Thousand (RMB12,750,000) representing a forty seven percent (51%) share of the registered capital of the Joint Venture Company in the following form:

(i) Cash in the amount of Twelve Million Seven Hundred and Fifty Thousand (RMB12,750,000) .

(c) Registered Capital Contribution Date

(i) All contributions in cash shall be deemed to be contributed on the date when such contributions in cash are paid to the Joint Venture Company's bank account.

(ii) All contributions in intellectual property shall be deemed to be contributed on the date when the Joint Venture Company issues a confirmation receipt that confirms that the Joint Venture Company has received all the technical data and materials related to the intellectual property provided in the Intellectual Property License Investment Contract (the "Confirmation Receipt"). The exchange rate that will be used for determining the RMB value of the contributions to registered capital paid in US$ shall be the official middle transaction rate of exchange of RMB to US$ as published by the People's Bank of China and in effect on the date of the Confirmation Receipt.

5.4 Additional Funds

Additional funds in the amount of the difference between the total investment and the registered capital may be raised by the Joint Venture Company. At their mutually agreed discretion, the Parties may raise or guarantee such funds, in accordance with their respective share in registered capital of the Joint Venture Company.

5.5 Payment of Registered Capital and Conditions Precedent Thereto

Each Party shall pay their respective capital contributions into the Joint Venture Company as provided in this Section.

(a) Party B shall make its contribution in cash according to the following schedule: (i) the amount of RMB6 million in total, which is the equivalent of twenty four percent (24%) of the total registered capital contribution, to the Joint Venture Company within one (1) month following the issuance of the Business License of the Joint Venture Company; (ii) the amount of RMB4 million by the end of November 2006 and (iii) the amount of RMB2.75 million by the end of January 2007.

(b) As soon as practical after the issuance of the Business License of the Joint Venture Company, Party A shall contribute the intellectual property pursuant to the Intellectual Property License Investment Contract and the respective program schedules.

(c) Thereafter, subject to the conditions precedent under this Section and where the Board formally and first approves and ratifies those necessary Appendix(ces) attached hereto within thirty (30) days after the issuance of the Business License, the Parties agree that the remaining contribution of other registered capital by the Parties shall be completed prior to one (1) year after the issuance date of the Business License.

(d) If any Party fails to pay such registered capital within the timeline set forth herein, and such delay affects the performance of the Joint Venture Company, the Party delaying payment shall be responsible for any damages the Joint Venture Company will suffer due to delayed contribution.

(e) The Parties' obligations to initiate their respective contributions to the Joint Venture Company's registered capital shall not arise until the following conditions have been fulfilled:

(i) Issuance of the Business License of the Joint Venture Company by SAIC.

(ii) The above document shall be satisfactory in form and substance to the Parties. If the above condition precedent is not fulfilled within sixty (60) days after the Effective Date, and the Parties do not agree in writing to waive such condition precedent or to extend the time for its fulfillment, each of the Parties shall have the right to terminate this Contract, in which case neither Party shall have any right whatsoever to require the other to make any contribution to the registered capital or to claim any damages from the other Party.

5.6 Investment Certificates

After each Party's contribution to the registered capital has been made, an independent certified public accountant registered in the PRC shall be retained by the Joint Venture Company to verify the contribution made by each Party. Such accountant shall issue a capital verification report. Thereupon, the Joint Venture Company shall issue an investment certificate to each Party signed by the Chairman and the Vice Chairman of the Board.

The investment certificate shall set forth the name of the Joint Venture Company, the Date of Establishment, the name of the investor, the amount of contribution, the date of contribution and the issuing date of the investment certificate.

5.7 Assignment of Registered Capital

(a) Without the prior written consent of the other Party and the approval by the Examination and Approval Authority, neither Party shall be allowed to assign, sell or otherwise dispose of all or part of its amount of capital contribution to any third party. If a Party ("**Assigning Party**") would like to assign, sell or otherwise dispose of all or part of its amount of capital contribution to a third party, a written notice ("**Notice of Assignment**")

must be given to the other Party ("**Non-assigning Party**"). The Notice of Assignment shall set forth the following:

(i) the capital contribution to be assigned (its proportion to the total registered capital);

(ii) the price for the assignment;

(iii) the identity of the proposed assignee ("**Assignee**"); and

(iv) other important conditions for the assignment.

(b) The Non-assigning Party shall have a preemptive right to purchase all of the capital contribution to be assigned as indicated in the Notice of Assignment under the same conditions as those set forth in such Notice of Assignment. The Non-assigning Party shall inform in writing the Assigning Party of its decision as to whether or not to exercise its preemptive right within thirty (30) days of receipt of the Notice of Assignment from the Assigning Party.

(c) Notwithstanding the provisions of the foregoing paragraphs (a) and (b), each of the Parties may assign all or a portion of its registered capital to another party, provided that the relationship between the Assigning Party and Assignee is such that one party is an Affiliate of the other party, in which case all Parties shall consent to such assignment and cause its duly appointed directors of the Board to approve the assignment.

(d) Any sale or assignment pursuant to the above shall be unanimously agreed to at a meeting of the Board and must be submitted to the Examination and Approval Authority for examination and approval. Upon receipt of the approval of the Examination and Approval Authority the Joint Venture Company shall register the change in ownership with the appropriate office of SAIC.

5.8 Encumbrance of Investment

No Party shall mortgage, pledge, charge or otherwise encumber all or any part of its equity interest in the Joint Venture Company without the prior written consent of the other Party.

5.9 Increase of Registered Capital

Any increase in the registered capital of the Joint Venture Company, which is deemed necessary by the management of the Joint Venture Company must be approved by a unanimous vote of the Board present in person or by proxy at a duly constituted meeting thereof and submitted to the Examination and Approval Authority for examination and approval. Upon

receipt of the approval of the Examination and Approval Authority, the Joint Venture Company shall register the increase in registered capital with the appropriate office of SAIC.

Section 6. RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE COMPANY

6.1 Party A's Responsibilities

Party A shall have the following responsibilities:

(a) make its contribution to the registered capital of the Joint Venture Company as set forth in this Contract;

(b) provide the Joint Venture Company with data and information reasonably required for the establishment of the Joint Venture Company;

(c) assist the Joint Venture Company in recruiting experienced technical, managerial and administrative staff in HoloVision 3D display manufacturing and interactive communication area;

(d) assist the Joint Venture Company in purchasing equipment, materials and office premises and provide administrative and operational support in the overseas market;

(e) provide managerial oversight of all manufacturing, purchasing, quality assurance, shipping, warehousing, engineering, and customer service functions; and

(f) assist the Joint Venture Company in handling other Joint Venture Company-related matters, which are entrusted by the Joint Venture Company and accepted by Party A.

6.2 Party B's Responsibilities

Party B shall have the following responsibilities:

(a) make its contribution to the registered capital of the Joint Venture Company as set forth in this Contract;

(b) assist in handling matters relating to the establishment of the Joint Venture Company, including submission of application materials to the Examination and Approval Authority, submission of the application for the registration of the Joint Venture Company and obtaining the Business License of the Joint Venture Company, etc., and assist the Joint Venture Company in obtaining necessary approvals, permits, certificates and licenses as required by the government;

(c) assist the Joint Venture Company in purchasing equipment, materials and office premise and provide administrative support in the PRC market;

(d) assist the Joint Venture Company in applying for financial support and preferential treatment with respect to tax, public utilities, etc., from the government; and sourcing qualified financial personnel to manage all financial transactions of the Joint Venture Company, including accounting functions; and

(e) assist the Joint Venture Company in handling other Joint Venture Company-related matters, which are entrusted by the Joint Venture Company and accepted by Party B.

The Parties shall use their best efforts to assist the Joint Venture Company to achieve the operation purposes provided in the Feasibility Study Report.

Section 7. INTELLECTUAL PROPERTY RIGHTS

7.1 Intellectual Property License Investment Contract

(a) The Intellectual Property License Investment Contract is concurrently executed by the Parties with the execution of this Contract. The Parties must execute the Intellectual Property License Investment Contract together on behalf of the Joint Venture Company and, together with this Contract, shall submit them to the Examination and Approval Authority for final approval.

(b) The Parties hereby agree, at the first Board meeting of the Joint Venture Company, to cause the directors appointed by each of them to approve the entry into and performance of the Intellectual Property License Investment Contract. The Chairman of the Board shall then countersign the Intellectual Property License Investment Contract.

7.2 Party A's Rights

Party A and Party B hereby acknowledge that except for the rights granted by Party A to the Joint Venture Company set forth in this Contract, the Intellectual Property License Investment Contract and the Distribution Agreement, Party A shall have full and complete rights to use any of its intellectual property in any form, including, but not limited to, licensing any of its technologies in any territories other than the Designated Territories, at its sole discretion and without any consent from Party B or the Joint Venture Company.

Section 8. MANUFACTURING AND SELLING OF THE COMPANY PRODUCTS

8.1 Manufacturing of the Company Products

The Joint Venture Company can only manufacture the Company Products. Unless agreed otherwise by the Parties in writing, the Joint Venture Company shall be the sole and exclusive manufacturer of the Company Products in the world.

8.2 Selling of the Company Products

All the Company Products shall be sold according to the following provisions:

(a) Unless otherwise agreed by the Parties in Section 8.2 (d), the Joint Venture Company shall only have two customers: Party A and Party B.

(b) Subject to the provisions in the Distribution Agreement, the Intellectual Property License Investment Contract and any provisions contrary herein, the Joint Venture Company shall have the exclusive rights to market, sell or rent the Company Products in the PRC, Hong Kong, Macau and Taiwan (the "**Designated Territories**").

(c) Party A shall retain the exclusive rights to market, sell or rent the Company Products in any and all markets other than the Designated Territories.

(d) If Party B fails to perform any material obligation under this Contract, the Intellectual Property License Investment Contract or the Distribution Agreement, the Joint Venture Company shall not sell any Company Products to Party B. In such case, if Party A chooses not to terminate this Contract according to Section 21.3(b) hereof, the Joint Venture Company shall sell the Company Products to any party (other than Party B) designated by Party A.

(e) The price for the selling of Company Products of the Joint Venture Company to Party A or Party B shall be equivalent to the cost of such Company Products plus a minimum of 20% profit or the price otherwise approved by the Board.

(f) Notwithstanding any other provisions in this Contract or any other agreements between Party A and Party B, Party A still retains

(i) the right to manufacture the Company Products at its facilities for the purposes of Research and Development and project prototyping;

(ii) the right of initial pilot production before the Company Products are produced by the Joint Venture Company;

(iii) its Special Rights as provided for in Section 19.2; and

(iv) the right to manufacture Company Products outside the factory of the Joint Venture Company if the Joint Venture Company's factory shuts down or is affected in any way for more than one (1) week during any statutory holidays in the PRC, or in the

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case where excessive turnover in the factory of the Joint Venture Company affects the Joint Venture Company's ability to manufacture, operation, selling or shipment to Party A.

8.3 Branding Requirements

Party A and Party B understand and acknowledge that each of the Company Products of the Joint Venture Company sold shall carry Party A's proprietary branding and shall comply with all existing and future branding requirements of Party A as defined herein: a ProVision™ logo to be prominently displayed on the front of the HoloVision display screen in clear view for customers and users to see. The specific dimensions of and the artwork for the logo will be provided by Party A.

8.4 **Revenue Sharing on Sales of Media, Content or Transactions**

For Company Products that are sold, leased, rented, or placed for which Party B will receive **any** recurring revenue (including but not limited to revenues for advertisements, content or transactions placed on HoloVision Systems), such revenues will be shared between the Joint Venture Company and Party B in the percentages determined by the Board of Directors of the Joint Venture Company.

Section 9. BOARD OF DIRECTORS

9.1 Establishment of the Board

The Board shall be formed on the Date of Establishment of the Joint Venture Company. The Board shall be the highest authority of the Joint Venture Company and shall discuss and determine all important issues regarding the Joint Venture Company.

(a) Composition of the Board

The Board shall consist of four (4) directors, two (2) of whom shall be appointed by Party A, and two (2) of whom shall be appointed by Party B. The Chairman of the Board shall be appointed by Party B, and the Vice Chairman shall be appointed by Party A. Each Party shall notify the other Party in writing of the appointment of its directors (including the Chairman and Vice Chairman). Each director shall be appointed for a term of four (4) years and may serve consecutive terms if reappointed by the Party originally appointing him.

9.2 The Legal Representative

The Chairman of the Board shall act as the legal representative of the Joint Venture Company.

9.3 Removal of Directors

Each Party may remove at any time any director appointed by itself (including the Chairman and Vice Chairman). A successor shall be appointed to serve out the removed director's term. A Party that removes directors as aforementioned shall notify the Joint Venture Company and the other Party of the names of the removed director and his successor within thirty (30) days of removal by sending a written notification signed by its authorized representative.

9.4 No Remuneration

The Joint Venture Company will not compensate any director of the Joint Venture Company for his services rendered as director of the Joint Venture Company. For any director who does not hold a management position of the Joint Venture Company, he shall not be required to work for the Joint Venture Company on a full-time basis.

9.5 Board Meetings

(a) Board meetings shall be convened and presided over by the Chairman. If the Chairman is unable to preside over the meeting for any reason, the Vice Chairman shall be authorized to preside over such meeting. If the Vice Chairman is also unable to preside over the meeting for any reason, the Chairman shall authorize another director to preside over such meeting. Notice for Board meetings, which contain, among other things, the place, date and time of the meeting and specific explanations of issues to be discussed in the meeting and other relevant materials shall be sent to all directors no later than thirty (30) days prior to the meeting. A regular meeting shall be held at least once every year. Interim meetings may be held at any time upon the proposal of the Chairman, Vice Chairman or one third (1/3) or more of all directors of the Joint Venture Company, subject to complying with the notice requirement provided above.

(b) Generally, Board meetings shall be held at the legal address of the Joint Venture Company, but may be held at other suitable places or by telephone or video conference as jointly determined by the Chairman and Vice Chairman.

(c) Each Board meeting shall not be validly held unless at least three fourths (3/4) of all directors are present in person or by proxy. In case a director is unable to participate in the Board meeting for any reason, he may entrust another director or any third party to participate in the meeting with his proxy, and the proxy issued by such director shall set forth the name of the director, the proxy, matters to be entrusted and the scope of such entrustment. If any director neither attends a Board meeting, nor entrusts another director or a third party to attend the meeting, nor exercises his right to vote, such director shall be deemed as abstaining from voting, in which case, any resolution adopted at such meeting shall be valid as long as it is in compliance with the requirements for the convening of Board meetings and adoption of resolutions as provided in Sections 9.5 and 9.6.

(d) Upon the approval of the Chairman and Vice Chairman, Board resolutions may be adopted in writing without convening a meeting. Written Board resolutions shall be valid where the notification has been sent to all directors and the receipt of such notification has been confirmed by all directors. Resolutions shall be adopted upon being approved by the number of the directors as set forth in Section 9.6.

(e) The person specially designated by the Board, i.e. secretary of the Board, shall be responsible for recording and preparing detailed minutes of each Board meeting. Meeting discussions and resolutions shall be accurately recorded into the minutes. The minutes shall be signed by all directors present in the meeting and any such director shall be entitled to revise his presentations and to add any explanatory notes in the minutes. A qualified Chinese-English translator shall be made available at each Board meeting for translation purposes. Board meeting minutes and various documents prepared in the meetings shall be made in Chinese and their English translations shall be prepared at the same time and be kept for at least five (5) years and sent to all directors within ten (10) days after such meetings.

(f) Board meeting minutes shall include the following information:

(i) the date and the address of the meeting, and the name of the person who convenes the meeting;

(ii) the names of the persons present in the meeting;

(iii) issues discussed in the meeting;

(iv) major points of the lecture delivered by the attendees;

(v) results of the discussion of each issue and the resolutions adopted;

(vi) signatures of the attendees and the recorder.

9.6 Voting and Resolution of the Board

(a) Each director may vote for the matters subject to the Board's approval. Such matters shall be resolved by the Board provided that the vote cast by the directors present in person or by proxy satisfies the requirements for a Board resolution. At a meeting of the Board, each director shall have only one vote for the Board resolution.

(b) Resolutions involving the following matters shall only be adopted by the unanimous vote of all directors present in person or by proxy at a meeting of the Board, including both of the directors appointed by Party A:

(i) any amendment to the Articles of Association of the Joint Venture Company;

(ii) any dissolution or liquidation of the Joint Venture Company;

(iii) any increase or reduction of the registered capital of the Joint Venture Company;

(iv) any merger or spin-off of the Joint Venture Company;

(v) any pledge of a Party's equity interest in the Joint Venture Company;

(vi) the establishment of branches or subsidiaries of the Joint Venture Company;

(vii) approval of the annual financial budget, and annual financial accounts and reports;

(viii) approval of the plans for profit distribution and recouping losses;

(ix) appointment and dismissal of the General Manager, the Deputy General Manager, the Chief Financial Officer and the Engineering Director of the Joint Venture Company and approval of their salaries, bonuses and other benefits; and

(x) appointment of any outside service providers such as an accounting firm or a law firm.

(c) Resolutions involving other matters subject to the approval of the Board shall be adopted by three fourths (3/4) of all directors present in person or by proxy at a meeting of the Board, including at least one (1) of the directors nominated by Party A.

(d) If any item as set out in Section 9.6 (a), (b) and (c) fails to be resolved by a resolution in the manner required by such Sections, the directors shall promptly endeavor to resolve the matter through further consultations. Any two (2) directors shall have the right to request that the Chairman call a meeting for a second vote on the matter to be held at a meeting of the board, which can take place anytime after sixty (60) days has elapsed from the first vote. If such item fails to be resolved by a resolution at the second vote, the Chairman and Vice-Chairman of the Board shall jointly refer the matter to each Party within thirty (30) days from the second vote, and the Parties shall endeavor to agree on a resolution of the matter that shall be binding upon the Board and the Joint Venture Company. If the Parties are unable to resolve the matter within thirty (30) days from the date of receipt of the referral from the Chairman and Vice-Chairman of the Board, a deadlock in the Board is deemed to exist (the

"**Deadlock**"). When a Deadlock exists, any Party shall have the right to submit the dispute to HKIAC (as defined in Section 20.1) to resolve such dispute through business mediation at HKIAC. In case such dispute is not resolved within thirty days from the date when it is submitted to HKIAC for business mediation, any Party shall have the right to refer such dispute to be resolved by arbitration at HKIAC in accordance with the UNCITRAL(as defined in Section 20.1 herein).

9.7 Attending the Board Meeting

The round-trip travel, room and other reasonable expenses incurred by the directors, as agreed by the Parties, in the performance of their duties shall be borne by the Joint Venture Company.

In the event that a Board meeting is convened in the PRC, Party B shall assist the Joint Venture Company in handling the entry and exit formalities for the directors (or their proxy) appointed by Party A. In the event that a Board meeting is convened outside of the PRC, Party A shall assist the Joint Venture Company in handling the entry and exit formalities for the directors (or their proxy) appointed by Party B.

Section 10. OPERATION AND MANAGEMENT ORGANIZATION

10.1 Establishment of the Operation and Management Organization

(a) The operation and management organization is responsible for the daily operation and management of the Joint Venture Company. The operation and management organization shall have one (1) General Manager, one (1) Deputy General Manager, one (1) Chief Financial Officer, and one (1) Engineering Director. The General Manager shall be nominated by Party A. The Deputy General Manager shall be nominated by Party B. The Chief Financial Officer shall be nominated by Party B. The Engineering Director shall be nominated by Party A. The General Manager, the Deputy General Manager, the Engineering Director and the Chief Financial Officer shall be appointed by the Board and shall serve a term of two (2) years. The Parties confirm and acknowledge that within thirty (30) working days after the establishment of the operation and management organization, the General Manager shall formulate the detailed management systems and rules, which shall be approved by at least three fourths (3/4) of the directors present in the Board meeting in person or by proxy, including both of the directors designated by Party A. The meeting of the operation and management organization shall be convened once each month. All the members of the operation and management organization shall discuss the proposed issues in a serious manner. The General Manager shall prepare the minutes (in Chinese and English) of all the meetings, which shall be signed by each member of the operation and management organization present in the meeting and then a copy of which shall be distributed to each member of the operation and management organization within ten (10) days after each meeting. The meeting minutes of the operation and

management organization shall at least include (1) the result of discussions of each issue, and (2) any decision made in the meeting.

(b) In the event that the General Manager is unable to perform his duties, the Vice Chairman shall temporarily designate one other Senior Management member to perform his duties, until Party A nominates a replacement. The Board shall convene a meeting as soon as possible to appoint a new General Manager who shall serve out the remaining term of his predecessor, after Party A nominates a replacement.

(c) The Senior Management shall not concurrently hold a position in any other company or economic organization, unless he or she has obtained the prior written approval from the Board of the Joint Venture Company.

10.2 The Internal Organization of the Joint Venture Company

Subject to the approval by the Board, the operation and management organization may, based on the operation needs, determine the internal organization of the Joint Venture Company. The manager of each department shall be determined and appointed by the General Manager.

10.3 Responsibilities of the Senior Management

The General Manager shall carry out each resolution adopted by the Board, represent the Joint Venture Company under the authority and within the limits prescribed by the Board and, under the authority and within the limits prescribed by the Articles of Association and the Board, assume full responsibilities and exercise powers relevant to the Joint Venture Company's daily operation and management, including, without limitation, production, procurement, marketing, finance and accounting, personnel management, administrative affairs, recruitment and dismissal. Other Senior Management members shall assist the General Manager in his work. The General Manager shall have the power of final approval for the Joint Venture Company's daily operation and management.

The Deputy General Manager shall report to the General Manager and assist the General Manager in managing the operations of the Joint Venture Company.

The Engineering Director shall be in charge of procurement, sourcing, engineering, information technology and all technical matters; the Chief Financial Officer shall be in charge of financial and accounting matters; they all are required to report to the General Manager. The Board may provide more details on the responsibilities and powers of other Senior Management members.

10.4 Removal of the Senior Management

Subject to the *PRC Labor Law* and other relevant laws and regulations, the Board shall have the right to remove at any time the General Manager, the Deputy General Manager, the Engineering Director, and the Chief Financial Officer in accordance with Section 9.6 above.

10.5 Compilation of the Annual Budget

(a) The General Manager shall be responsible for compiling the annual budget (including the operation plan) of the Joint Venture Company. The annual budget (including the operation plan) for each fiscal year shall be submitted to the Board for examination before November 30 of the previous fiscal year. The annual budget shall include the following details:

(i) purchase of the equipment and other assets of the Joint Venture Company;

(ii) the source and usage of funds;

(iii) the operation plan of the Joint Venture Company;

(iv) the maintenance of the assets and equipment of the Joint Venture Company;

(v) the projected annual income and expense for the fiscal year covered in the operation plan and budget; and

(vi) the projected annual sales forecast as provided by Party A and Party B.

(b) The Board shall examine and approve the operation plan and budget for the following year before December 31 of the same year when the operation plan and budget for the following year are submitted. The General Manager shall be responsible for implementing the operation plan and budget approved by the Board.

10.6 Corporate Seal

The Parties hereby agree that the corporate seal of the Joint Venture Company shall be in the custody of the General Manager office. Any use of the corporate seal shall be approved by the General Manager.

Section 11. FINANCIAL AFFAIRS, ACCOUNTING AND AUDITING

11.1 Accounting and Financial Management

The Chief Financial Officer, under the leadership of the General Manager, shall be responsible for the accounting and financial management of the Joint Venture Company.

11.2 Accounting System

The financial and accounting system of the Joint Venture Company shall be formulated and maintained in accordance with the relevant PRC laws and the *Regulations on the Accounting System for Enterprises* and based on the actual conditions of the Joint Venture Company, and shall be filed with the relevant PRC finance and tax authorities for record-keeping purposes.

11.3 Fiscal Year

The fiscal year of the Joint Venture Company shall commence on the calendar year January 1 (or the Date of Establishment for the first fiscal year) and end on December 31 of the same year (or the date of the termination of this Contract for the last fiscal year).

11.4 The Language of the Financial Report

All the accounting vouchers, documents, statements and account books compiled by the Joint Venture Company shall be made in Chinese and English. The monthly and annual financial report (the balance sheet, the profit and loss statement, the cash flow statement and other reasonable and necessary supplemental materials as required by the Parties) and the annual profit distribution statement shall be made in both Chinese and English.

11.5 Currency

The Joint Venture Company shall adopt RMB as its base currency for financial and accounting purposes. Conversion between RMB and other foreign currencies shall be made based on the exchange rate published by the People's Bank of China before entry is made in the accounting books.

11.6 Bank Accounts and Foreign Exchange

Upon establishment, the Joint Venture Company shall open RMB accounts and foreign exchange accounts in accordance with the relevant PRC regulations.

All foreign exchange matters of the Joint Venture Company shall be handled in accordance with the relevant PRC laws, regulations and rules governing the administration of foreign exchange.

11.7 Annual Financial Report and Auditing

(a) The Chief Financial Officer shall be responsible for preparing the annual financial report (including the balance sheet, the profit and loss statement and the cash flow statement) and the annual profits distribution statement of the Joint Venture Company with the assistance of the General Manager. The aforesaid documents shall be examined and verified by independent accountants registered in the PRC, who shall issue an audit report and submit the same to the Board for approval. If either Party considers it necessary to retain an auditor of any other country to audit the annual financial statements, the Joint Venture Company shall grant its consent, and the costs incurred by such audit shall be borne by such Party.

(b) Within two (2) months after the end of each fiscal year, the Joint Venture Company must submit to the Parties and each director the audited annual report and the audit report prepared by the auditor.

(c) Either Party may by itself or by any representative designated by itself, audit the annual income and expenses, as well as other accounting affairs of the Joint Venture Company. The Joint Venture Company shall provide such Party or its representative all relevant materials required for such audit. All costs incurred by such audit shall be borne by the Party conducting the audit.

11.8 Maintenance of Files

All the accounting books, records, original vouchers and other important documents shall be kept for at least ten (10) years by the Joint Venture Company in accordance with relevant PRC rules for keeping accounting files.

In any event, the files shall be kept by the Joint Venture Company in a reasonable manner satisfactory to the Parties. All the statements and financial reports prepared by the Joint Venture Company shall be made in the electronic form which can be sent by real time transmission or kept in the form of hard copies.

Section 12. TAXATION

12.1 Income Tax, Duties and Other Taxes

The Joint Venture Company shall pay taxes under relevant laws and regulations of the PRC.

12.2 Individual Income Tax of the Employees

The Chinese and foreign employees of the Joint Venture Company shall pay their individual income tax in accordance with the *Individual Income Tax Law of the PRC*, which should be withheld and paid by the Joint Venture Company.

12.3 Application for Preferential Treatment

The Joint Venture Company shall enjoy various preferential tax treatment as provided by the relevant laws and regulations of the PRC.

Section 13. PROFITS DISTRIBUTION AND LOSSES

13.1 Profits Distribution

In the year when the Joint Venture Company has earned any profits, the Joint Venture Company, after payment of income tax, shall deduct the following three funds from its after-tax net profits pursuant to the relevant laws and regulations and the Board resolutions. Once a year the General Manager shall submit to the Board for approval an annual profits distribution report with respect to the total balance of profits. The Joint Venture Company shall promptly distribute profits to the Parties pursuant to the Board resolutions and according to the ratio of the Parties' respective contributions to the registered capital of the Joint Venture Company.

(a) reserve fund of the Joint Venture Company;

(b) employee bonus and welfare fund of the Joint Venture Company; and

(c) enterprise expansion fund of the Joint Venture Company.

The specific withdrawal percentages of the above-mentioned three funds shall be decided by the Board of Directors.

13.2 Limitations on Profits Distribution

No profits shall be distributed by the Joint Venture Company unless the accumulated losses carried over from previous fiscal years have been made up.

13.3 Treatment of Losses

Where any losses have been incurred by the Joint Venture Company, subject to the approval of the Board, the Joint Venture Company shall make up such losses using the pre-tax profits of the subsequent several years (but the carry forward cannot exceed five years) according to relevant tax laws of the PRC. If such losses could not be made up in this way, the reserve fund shall be used to make up such losses.

13.4 Currency for Profits Distribution

Any profits to be distributed by the Joint Venture Company shall be calculated on the basis of RMB and distributed in accordance with the respective shareholding ratio of the Parties.

The Joint Venture Company shall pay profits due to Party A in the foreign exchange currency designated by Party A. If in any accounting year, the Joint Venture Company does not have sufficient foreign exchange funds to pay to Party A in full its share of profits, the Joint Venture Company shall exchange a sufficient amount of RMB into foreign exchange in order to make such payment. If for any reason this is not possible, the Joint Venture Company shall in the name of the Joint Venture Company keep a separate bank account solely for the purpose of depositing the dividends payable to Party A. All the dividends payable to Party A shall immediately be remitted to the aforesaid separate bank account after the date of declaration of Party A's dividends. When the foreign currency is available, all the dividends as well as their interest accrued in the aforesaid separate bank account shall be distributed to Party A promptly at the then-current foreign exchange rate issued by a PRC bank where the dividends are converted into the foreign exchange and distributed to Party A.

Section 14. REPRESENTATIONS AND WARRANTIES

14.1 Party A's Representations and Warranties

Party A hereby separately represents and warrants to Party B as follows:

(a) Corporate Existence and Good Standing.

It is a California corporation duly organized, validly existing and in good standing under laws of the jurisdiction in which it is organized.

(b) Power, Consents; Absence of Conflict with other Agreements; Enforceability

The execution, delivery and performance of this Contract by it:

(i) are within its organizational powers, have been duly authorized by all necessary action, and do not and will not contravene any provision of law applicable to it or any contractual restriction binding on or affecting it;

(ii) will not conflict with or result in any breach or contravention of or the creation of any restriction under any agreement, instrument or undertaking to which it is a party or by which it is bound; and

(iii) are and will be its valid and legally binding obligations enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights.

(c) Litigation

There is no action, suit, investigation or proceeding pending, or to the knowledge of the officers of it, threatened against it before any court or administrative agency nor is any substantial basis for any such litigation known to exist, which could materially affect its ability to carry out its obligations under this Contract.

(d) Compliance with Law

It has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, non-compliance with which could have a Material Adverse Effect on the Joint Venture Company.

14.2 Party B's Representations and Warranties

Party B hereby separately represents and warrants to Party A as follows:

(a) Corporate Existence and Good Standing

It is a limited liability corporation duly organized, validly existing and in good standing under PRC law.

(b) Power; Consents; Absence of Conflict with other Agreements; Enforceability

The execution, delivery and performance of this Contract by it:

(i) are within its organizational powers, have been duly authorized by all necessary action, and do not and will not contravene any provision of law applicable to it or any contractual restriction binding on or affecting it;

(ii) will not conflict with or result in any breach or contravention of or the creation of any restriction under any agreement, instrument or undertaking to which it is a party or by which it is bound; and

(iii) are and will be its valid and legally binding obligations enforceable against it in accordance with the terms hereof, except as limited by bankruptcy,

insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights.

(c) Litigation

There is no action, suit, investigation or proceeding pending, or to the knowledge of the officers of it, threatened against it before any court or administrative agency nor is any substantial basis for any such litigation known to exist, which could materially affect its ability to carry out its obligations under this Contract.

(d) Compliance with Law

It has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, non-compliance with which could have a Material Adverse Effect on the Joint Venture Company.

(e) No-Reverse Engineering

Unless for the purpose of this Contract and specifically agreed by Party A in writing, Party B hereby agrees not to, and agrees to assure that cause the Joint Venture Company will not, duplicate, reverse-engineer, disassemble, or modify the Company Products, any product of Party A, or any intellectual property of Party A, nor inspect documents with the intent to reproduce the Company Products, any products of Party A or any intellectual property of Party A. The design or any other information that may be obtained by reverse engineering of any Company Products, any products of Party A or any intellectual property of Party A is deemed to be Confidential Information of Party A. Party B hereby agrees not to and agrees to assure that the Joint Venture Company will not, copy or to reverse engineer, attempt to reverse engineer, or in any way facilitate the reverse engineering of any Company Products, any products of Party A and any intellectual property of Party A including embedded firmware or software to include all hardware products and software applications.

(f) Proper Use of Intellectual Property

Party B shall and shall cause the Joint Venture Company to properly use or keep any Confidential Information (as defined below) and any other intellectual property of Party A solely for the purpose of this Contract. If for any reason, the Confidential Information or any other intellectual property of Party A is in any manner misused or stolen, due to any reason attributable to Party B or the Joint Venture Company, Party B shall indemnify and hold harmless Party A, its respective directors, shareholders, employees and Affiliates from and against any and all losses and damages (including reasonable legal fees) incurred in connection with or arising from, in whole or in part, any breach by Party B under this Section 14.2 (f).

Section 15. NON-COMPETITION

(a) Subject to any other contrary provisions herein, so long as Party A owns any equity interest in the Joint Venture Company, Party A shall not engage, directly or indirectly, in a Competing Business (as defined below) in the PRC; provided, however, that the foregoing restriction shall not apply to any Competing Business in which Party A or any Affiliate of Party A engages as of the date hereof. As used herein, the term "**Competing Business**" means the business of any nature or description whatsoever which may compete, directly or indirectly, with the business of the Joint Venture Company.

(b) Subject to any other contrary provisions herein, so long as Party B owns any equity interest in the Joint Venture Company, Party B or any Affiliate of Party B shall not engage, directly or indirectly, in a Competing Business; provided, however, that the foregoing restriction shall not apply to any Competing Business in which Party B or any Affiliate of Party B engages as of the date hereof.

(c) Throughout the Joint Venture Term, neither Party B itself nor any individual appointed by Party B who serves in any position in the Joint Venture Company, including, but not limited to, a director or Senior Management position, shall engage in any Competing Business.

Section 16. PERSONNEL AND LABOR

16.1 Establishment of Recruitment Policies

The Joint Venture Company shall, in accordance with the laws and other relevant regulations of the PRC applicable to the labor management of foreign invested enterprises, establish its policies regarding recruitment, employment, dismissal, resignation, wages, welfare, rewards and disciplines, working hour, vacation, labor insurance, labor protection and other matters concerning the staff and workers of the Joint Venture Company and, such policies shall be implemented upon approval of the Board. The Joint Venture Company shall enter into individual labor contracts inclusive of the foregoing matters with each of its personnel.

16.2 Plan of Increase or Reduction of the Work Force

When the Joint Venture Company increases or reduces its workforce, such plan of increase or reduction of the workforce shall be subject to the examination and approval of the Board. The General Manager shall only increase or reduce the work force in accordance with the plan approved by the Board. When dismissing an employee, the Joint Venture Company shall compensate such dismissed employee in accordance with the relevant laws of the PRC.

16.3 Establishment of Major Labor Management Policies

The major labor management policies of the Joint Venture Company, subject to the approval of the Board, shall be determined and implemented by the General Manager.

16.4 Establishment of Remuneration Policies

The remuneration policy for the personnel of the Joint Venture Company, subject to the approval of the Board, shall be formulated and implemented by the General Manager. Based on (i) production efficiency, profit margin and competitiveness of the Joint Venture Company, and (ii) fluctuation of the actual price index in Changzhou city, the Joint Venture Company may adjust salaries of its personnel correspondingly each year to the extent possible.

16.5 Dismissal of Employees

The Joint Venture Company shall have the right to punish any personnel who violates the labor management policies and other policies of the Joint Venture Company. In any serious circumstances, the Joint Venture Company may dismiss such personnel.

16.6 Labor Protection

The Joint Venture Company shall use its best endeavors to fully strengthen the labor protection of and improve the working conditions and safe production for its employees.

16.7 Fee Standard for Labor Protection and Employee Welfare

The General Manager shall determine and implement the fee standard for labor protection and employee welfare of the Joint Venture Company.

16.8 Bonus and Welfare Fund

The bonus and welfare fund must be used for bonuses and collective welfare of the Joint Venture Company's employees and shall not be used for any other purpose. The plan of the use of bonus and welfare fund shall be determined by the General Manager after consultations with the labor union of the Joint Venture Company.

Section 17. JOINT VENTURE TERM, DISSOLUTION AND LIQUIDATION

17.1 Joint Venture Term

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The joint venture term of the Joint Venture Company (hereinafter referred to as the "**Joint Venture Term**") shall be ten (10) years, commencing on the Date of Establishment of the Joint Venture Company.

If the Parties unanimously agree to extend the Joint Venture Term, the Joint Venture Company shall apply to the original Examination and Approval Authority six (6) months prior to the expiration of the Joint Venture Term upon the adoption of the unanimous approval of the Board. The Joint Venture Term may be extended only upon approval of the original Examination and Approval Authority and change of registration with the SAIC.

17.2 Dissolution

In the event that this Contract is terminated according to the provisions hereof, and the Parties, according to the procedures stipulated in this Contract, fail to make a decision as to which Party shall continue to operate the Joint Venture Company, the Parties shall, within thirty (30) days after the cause of termination takes place, hold a Board meeting of the Joint Venture Company and adopt a unanimous Board resolution to dissolve the Joint Venture Company and to terminate the Distribution Agreement between Party A and the Joint Venture Company. After adoption of such resolution, the Board shall apply to the original Examination and Approval Authority for approval of the dissolution. The dissolution and liquidation of the Joint Venture Company shall be governed by PRC law.

17.3 Establishment of Liquidation Committee

Upon the announcement of the dissolution by the Joint Venture Company, the Joint Venture Company shall establish the liquidation committee in accordance with the *Measures of Liquidation of Foreign Invested Enterprise*, and shall formulate the procedures for liquidation. The composition of the liquidation committee as well as the right of the Parties to nominate members of the liquidation committee shall be the same as the composition of the Board as well as the right of the Parties to nominate the directors at the time of the liquidation. In principal, members of the liquidation committee shall be selected among the directors of the Joint Venture Company, however, if as determined by the Board, the directors are unable to serve as or unsuitable to serve as members of the liquidation committee, accountants or lawyers registered in the PRC may be retained to act as members of the liquidation committee. The liquidation expenses and the remuneration to members of the liquidation committee shall be paid in priority from the existing properties of the Joint Venture Company.

17.4 Powers of the liquidation committee shall include:

(a) putting the assets of the Joint Venture Company in order, compiling the balance sheets and a list of the assets as well as formulating the liquidation plan;

(b) notifying the unknown creditors by issuing public announcements and notifying the known creditors by sending written notices;

(c) handling the liquidation related businesses of the Joint Venture Company that have not yet been completed;

(d) evaluating the assets of the Joint Venture Company;

(e) paying off the outstanding taxes;

(f) clearing creditors' rights and indebtedness;

(g) disposing of the remaining assets after the payment of the debts by the Joint Venture Company;

(h) representing the Joint Venture Company in civil lawsuits.

17.5 Assets Appraisal

Tangible assets and intangible assets in the liquidated assets shall be evaluated by a qualified appraisal organization registered in the PRC. Such appraised value shall be the basis for the sale or distribution of tangible assets and intangible assets.

17.6 Rights of Purchasing the Liquidated Assets

When selling off the liquidated assets, the Parties shall have the right to (but are not obliged to) purchase such assets in priority to any third party at a price determined by an appraisal organization provided in Section 17.5 and approved by the Board, and a Party offering a higher price between the Parties shall have a preemptive right to purchase. If both Parties waive the right of purchase, the liquidation committee may, upon the approval of the Board, sell off such assets by means, such as invitation for bids or auction, and the proceeds from such sale shall be distributed pursuant to Section 17.7 hereof.

17.7 Distribution of Proceeds from Remaining Assets

(a) Pursuant to the relevant laws and regulations, the Joint Venture Company shall pay off debts in accordance with the liquidation procedures. If there are remaining assets after all debts have been paid off and after such remaining assets have been sold off, the proceeds shall be distributed according to the ratio of the actual contribution to the registered capital of each Party.

(b) In the event that any Party fails to pay its subscribed contributions to the registered capital in accordance with Section 5 of this Contract, which causes the Joint Venture Company to enter into the liquidation procedures, the Parties shall distribute the remaining assets according to Section 17.7(a). The breaching Party shall assume the liabilities for breach of contract provided in Sections 18.3 and 18.4 of this Contract, and the non-breaching Party shall be entitled to have a lien on the assets that shall be distributed to the breaching Party to cause such breaching Party to assume the liabilities for breach of contract.

(c) In the event that the Joint Venture Company is declared dissolved under the circumstances provided in this Contract, the Parties shall distribute the remaining assets according to Section 17.7 (a) of this Contract. The breaching Party shall assume the liabilities for breach of contract provided in Section 18.4 of this Contract, and the non-breaching Parties shall be entitled to have a lien on the properties that shall be distributed to the breaching Party to cause such breaching Party to assume the liabilities for breach of contract.

17.8 Liquidation Report

After completion of the liquidation of the Joint Venture Company, the liquidation committee shall put forward a liquidation report, and upon approval of the Board, submit it to the original Examination and Approval Authority in the PRC for approval, and go through the deregistration formalities with the original SAIC in the PRC and hand back its Business License.

17.9 Accounting Books of the Joint Venture Company

After dissolution of the Joint Venture Company, all accounting books and documents shall be kept by Party B for fifteen (15) years and a copy shall be sent to Party A.

Section 18. LIABILITY FOR BREACH OF CONTRACT

18.1 Breach of Contract

The non-performance or delayed performance of its obligations under this Contract and/or breach of the representations and warranties provided hereunder by any Party to this Contract shall be a breach of this Contract. The breaching Party shall bear the liabilities for breach of contract in accordance with this Contract, but in no event shall either party be liable for consequential damages.

18.2 Non-breaching Events

If any Party fails to pay its capital contribution in accordance with Section 5, before the breach is effectively cured, the non-breaching Party may suspend the performance of or may not perform his obligations under this Contract, in which case the suspension or failure of performance shall not constitute a breach of contract.

18.3 Failure to Pay Capital Contributions

If any Party fails to pay its capital contribution in accordance with the schedule provided in Section 5 of this Contract, such Party on a daily basis shall pay to the non-breaching Party a penalty equal to 0.03% of the capital contribution overdue. If such breaching Party fails to perform within thirty (30) days after the written notification made by the non-breaching Party or the Joint Venture Company, and such breach results in the non-performance of this Contract, the breaching Party shall pay the non-breaching Party a penalty equal to 5% of its amount of contribution to the Joint Venture Company as provided in Section 5 of this Contract. Under such circumstances, the non-breaching Party shall have the right to apply to the original Examination and Approval Authority for the approval regarding the assumption by a third party of the obligations and the corresponding rights of the breaching Party under this Contract in accordance with the terms hereof. The position of the breaching Party in the Joint Venture Company shall be replaced by that investor upon the approval of the original Examination and Approval Authority.

18.4 Consequences of Breach

(a) In the event a breach of contract is committed by a Party, such Party shall compensate the Joint Venture Company and the non-breaching Party the actual damages arising from the breach of contract based on the terms of this Contract and any applicable laws and regulations.

(b) Notwithstanding the stipulations in the aforesaid Section 18.4 (a), the non-breaching Party shall first notify in writing the breaching Party of the breach, and request the breaching Party to cure the breach. Upon such notification, the Parties shall promptly hold negotiations to cure such breach, so that the performance of this Contract will be continued. If no agreement is reached within thirty (30) days after such notice, the non-breaching party shall have the right to claim damages against the breaching Party in accordance with the aforesaid Section 18.4 (a).

18.5 Specific Covenant

If this Contract is not approved by Changzhou Foreign Trade and Economic Cooperation Bureau (the "Bureau") due to the reason that the Bureau does not permit Party A to contribute its subscribed registered capital to the Joint Venture Company in the form of licensing IP Rights (as defined in the Intellectual Property License Investment Contract), then Party A shall pay USD50,000 to Party B or a person designated by Party B as a compensation for Party B. However, the Parties agree that except for the compensation of USD50,000 as provided under this Section 18.5, Party A shall have no obligation to pay any other damages or compensation in any manner to Party B or any other third party.

Notwithstanding the foregoing, if the Bureau notifies the Parties that the Bureau does not approve Party A's capital contribution in the form of licensing IP Rights, then Party A shall

have the option to make its registered capital contribution in the form acceptable to the Bureau within ninety (90) days from the date of such notice. If the Bureau permits Party A to make contribution by alternative form, Party A shall have no obligation to pay any damages or compensation in any manner to Party B or any other third party.

Section 19. FORCE MAJEURE

19.1 Force Majeure

If an event of Force Majeure occurs, the Party affected by Force Majeure shall promptly notify the other Party via the swiftest means such as telephone, facsimile or e-mail and shall, within fifteen (15) days thereafter, furnish a detailed description of such Force Majeure together with sufficient and valid proof regarding the non-performance, partial performance or delayed performance of the obligations under this Contract. Such proof shall be issued by a lawful notary in the place where such Force Majeure occurs. Upon termination of such Force Majeure, regardless whether this Contract can be performed, the Party affected by Force Majeure shall promptly notify the other Party by the swiftest means such as telephone, facsimile or e-mail. Upon the occurrence of Force Majeure, neither Party shall be liable for any damages, additional expenses or losses suffered by the other Party due to the non-performance or delayed performance of this Contract, and such failure or delay in performance shall not be regarded as breach of this Contract. The Party claiming Force Majeure shall use reasonable endeavors to minimize or eliminate the consequences of such Force Majeure and to resume the performance of the obligations affected by such Force Majeure as quickly as possible.

19.2 Party A's Special Rights upon Force Majeure

(a) In the case where the Joint Venture Company is affected by Force Majeure, the Joint Venture Company shall promptly notify Party A via the swiftest means such as telephone, facsimile or e-mail and shall, within five (5) days after such Force Majeure occurs, furnish a detailed description of such Force Majeure to Party A. If such Force Majeure lasts for more than thirty (30) calendar days and adversely affects the Joint Venture Company's ability to manufacture, operate, sell or ship Company Products, Party A shall, by giving a written notice to the Joint Venture Company, have the right ("**Special Rights**") to grant any other party ("**Licensed Party**") the rights to assembly or manufacture the Company Products until the aforesaid Force Majeure is terminated and the Joint Venture Company's ability to manufacture, operate, sell and ship is recovered.

(b) After the aforesaid Force Majeure under Section 19.2(a) is terminated, the Joint Venture Company shall promptly notify Party A via the swiftest means such as telephone, facsimile or e-mail. If Party A verifies that the Joint Venture Company's ability to manufacture, operate, sell and ship is recovered, Party A shall cause the Licensed Party to cease any assembly or manufacture of Company Products within thirty (30) days of such verification.

Section 20. SETTLEMENT OF DISPUTES

20.1 Arbitration

Except for provisions in Section 9.6(d) herein, all disputes, controversies or claims arising from, out of or in connection with this Contract, including a dispute as to the validity or existence of this Contract (each a "**Dispute**"), shall be settled through consultation between the Parties. In case no consensus can be reached through consultation within sixty (60) days after a Party notifies the other Party in writing of the Dispute, a Party may refer the Dispute to be resolved by arbitration at the Hong Kong International Arbitration Centre (**"HKIAC"**) pursuant to the United Nations Commission on International Trade Law (**"UNCITRAL"**) arbitration rules.

20.2 Language and Appointment of Arbitrators

(a) Any arbitration commenced pursuant to this Section 20 shall have its seat in the Hong Kong Special Administrative Region to be held in HKIAC conducted in English at the HKIAC by a tribunal consisting of three arbitrators to be appointed pursuant to Section 20.2(b) and administered by HKIAC in accordance with the UNCITRAL arbitration rules as at present in force and as may be amended by the rest of this Section 20.

(b) Unless the Parties agree otherwise:

(i) Party A shall appoint one (1) arbitrator and Party B shall appoint one (1) arbitrator;

(ii) if one Party fails to appoint an arbitrator within thirty (30) days of receiving notice of the appointment of an arbitrator by the other Party, that arbitrator shall be appointed by HKIAC; and

(iii) the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by the Parties. If this third arbitrator is not chosen and appointed within thirty (30) days of the later date of appointment of the two Party-appointed arbitrators, he shall be appointed by the HKIAC;

20.3 Arbitration Award

The arbitral award shall be final and binding on the Parties.

20.4 Continuing Performance of this Contract

When a Dispute is under arbitration, those provisions of this Contract not in dispute shall remain effective. The Parties shall continue to fulfill their respective obligations under this Contract and the Articles of Association accordingly.

SY

Section 21. THE EFFECTIVENESS AND TERMINATION OF THIS CONTRACT

21.1 The Effectiveness of this Contract

This Contract shall be approved by the Examination and Approval Authority, and shall take effect on the Effective Date. After this Contract has come into effect, it remains valid throughout the duration of the Joint Venture Company unless it is terminated in accordance with Section 21.2 and Section 21.3 hereof.

21.2 Termination

This Contract shall be terminated automatically, if:

(a) the term of this Contract expires and the term is not extended;

(b) the Parties agree in writing to terminate this Contract prior to the expiration of the term;

(c) either Party becomes bankrupt or is dissolved;

(d) the business of the Joint Venture Company has seriously deteriorated as determined by the Board;

(e) upon the occurrence of any of the following circumstances, the Parties fail to reach an agreement within sixty (60) days after the commencement of the negotiation to resolve such problems:

(i) the Joint Venture Company fails to operate in accordance with this Contract and the Articles of Association of the Joint Venture Company, and thus causes material damage to the Joint Venture Company or to either Party;

(ii) the contracts or agreements entered into between either Party and the Joint Venture Company for the establishment and operation of the Joint Venture Company are lawfully terminated, and thus cause the Joint Venture Company unable to carry on its business.

(f) the cumulative losses of the Joint Venture Company exceed the then total investment of the Joint Venture Company.

21.3 Other Termination

Upon the occurrence of any the following events, either Party (but only the non-breaching party in (a), (b) and (c) below) shall have the right to terminate this Contract.

(a) A material breach of the terms of the Distribution Agreement and by the Joint Venture Company and failure to cure such breach within sixty (60) days upon written notification by Party A.

(b) A material breach of the terms of this Contract or the Articles of Association by any Party and failure to cure such breach within sixty (60) days upon written notification by the other Party results in hardship for the Joint Venture Company to continue to carry on its business.

(c) A material breach of the terms of the International Distributor Agreement (Exclusive) dated March 3, 2006 between Party A and Party B and any amendments thereof made by the Parties from time to time.

(d) The assignment of all or part of its major assets or businesses by any Party to a third party other than the Parties, or merger by any Party with such third party results in hardship for the Joint Venture Company to continue to carry on its business.

(e) The event of Force Majeure lasts for a period more than six (6) months and results in a major impairment of the functioning of the Joint Venture Company and the Parties are unable to agree upon a solution.

(f) Any government authority having authority over any Party requires any provision of this Joint Venture Contract or the Articles of Association to be revised or the PRC law or any other applicable law is revised in such a way as to cause significant adverse consequences to the Joint Venture Company or any Party.

21.4 The Continuing Operation of the Joint Venture Company

When this Contract is terminated in accordance with Sections 21.2 or 21.3 hereof, any Party (the "**Purchaser**") which wishes to continue operating the Joint Venture Company may purchase from the other Party (the "**Transferor**") its share of capital contribution. Such share purchase shall be subject to the approval of the Board and shall be submitted to the Examination and Approval Authority for approval.

The purchase price paid to the Transferor by the Purchaser shall be the total value of share capital of the Joint Venture Company multiplied by the Transferor's shareholding ratio. The total value of share capital of the Joint Venture Company shall be determined: (1) jointly by the Purchaser and the Transferor through negotiations; or (2) by an asset appraisal organization registered in the PRC and jointly retained by the Purchaser and the Transferor (the "**Asset Appraisal Organization**").

After the purchase price has been determined, the Purchaser and the Transferor shall execute a Share Purchase Agreement, which shall include (but is not limited to): the share

purchase price, the payment method, the currency used for the payment, the exchange rate and the liabilities for breach, etc.

If the Purchaser and the Transferor fail to determine the price for the share purchase through mutual consultations, or to jointly appoint an Asset Appraisal Organization, the Joint Venture Company shall enter into dissolution and liquidation procedures as provided in this Contract.

21.5 Intellectual Property Rights

Except as expressly agreed in writing by Party A, Party B shall and shall cause the Joint Venture Company to, return to Party A, and to cause its representatives to return to Party A on or before the thirtieth (30th) day after expiration or termination of this Contract, any Confidential Information provided by Party A.

Unless expressly agreed in writing by Party A, neither Party B nor the Joint Venture Company shall continue to use the technology, trademark, trade names or any other intellectual rights of Party A in any form and for any purposes upon the termination or expiration of this Contract.

Section 22. INSURANCE

The Joint Venture Company shall take out the insurance at the insurance companies registered in the PRC. The types, terms and amounts of insurance coverage shall be determined by the Board in accordance with the requirements of the insurance companies.

Section 23. CONFIDENTIALITY

23.1 Confidentiality

Before the effectiveness of this Contract and during the term of this Contract, either Party has disclosed or may from time to time disclose to the other Party its confidential and proprietary technical documentation and business information (hereinafter referred to as the "**Confidential Information**"). Furthermore, during the Joint Venture Term, each Party may from time to time obtain the Confidential Information of the Joint Venture Company in relation to the operation of the Joint Venture Company. On the other hand, during the Joint Venture Term, the Joint Venture Company may also obtain the Confidential Information of both Parties from time to time. During the Joint Venture Term and within five (5) years after its expiration, each Party receiving the Confidential Information shall

(a) maintain the confidentiality of the Confidential Information; and

(b) not disclose the Confidential Information to any person or entity, except to its employees, directors, senior staff and other persons who need to know such information to perform their duties.

Notwithstanding the foregoing, any Party may disclose the Confidential Information of the other Party to its counsels and attorneys to the extent necessary for the operation of the Joint Venture Company.

23.2 Exceptions

(a) The above provisions regarding confidentiality shall not apply to the following documents that:

(i) become known to the receiving party and generally available in the public before the disclosure by the disclosing Party;

(ii) become generally known in the public other than as a result of a disclosure by the receiving Party after the disclosure by the disclosing Party;

(iii) are obtained by the receiving Party from a third party who is not subject to any confidentiality obligations; or

(iv) are independently developed by the receiving Party.

(b) The receiving Party's disclosure of the Confidential Information as required by laws and regulations or decrees of courts, government authorities and other regulatory institutions shall not be considered in breach of confidentiality obligations under this Contract. However, the receiving Party shall first notify the disclosing Party in order to enable the disclosing Party to seek protection under appropriate circumstances.

(c) Each of the Parties shall inform its directors, senior staff and other employees, counsels and attorneys receiving the Confidential Information of, and the importance of complying with the obligations set forth above. Each of the Parties and the Joint Venture Company shall formulate rules and regulations and / or sign confidentiality agreements to cause its directors, senior staff and other employees, consultants and attorneys to comply with the confidentiality obligations set forth in this Section.

(d) Notwithstanding the termination, dissolution or liquidation of the Joint Venture Company, this Section 23 and the obligations, rights and interests under this Section shall be valid for five (5) years after the expiration or termination of this Contract.

Section 24. APPLICABLE LAW

The formation, validity, interpretation, implementation and the resolution of any disputes of this Contract hereunder shall be governed by the laws of the PRC. Where PRC law and regulation do not give provisions on any particular matter, international treaties and/or international commercial practices shall apply.

Section 25. MISCELLANEOUS

25.1 Notices

(a) The addresses, postal codes, telephone numbers, facsimiles and contact persons of the Parties are as follows:

Party A: Provision Interactive Technologies, Inc.
Address: 9253 Eton Avenue, Chatsworth, Calif., USA
Postal Code: 91311
Tel: +1.818.775.1624
Fax: +1.818.775.1628
Attention: Curt Thornton, President

Party B: GuoShengRuiMing Co., Ltd.
Address: 26 Xinxi Road, Suite 814, Shangki, Beijing PRC
Tel: +86 6298 0375
Fax: +86 6298 3017
Attention: Huang Ai Wu, President

(b) Notices will be deemed to be effectively given on the following dates:

(i) Notices given by personal delivery shall be deemed given on the date of delivery;

(ii) Notices given by registered airmail to the addresses specified in Section 25.1 (a) shall be deemed given on the twelfth (12th) day after delivery.

(iii) Notices given by recognized express courier service to the addresses specified in Section 25.1(a)shall be deemed given on the fifth (5th) day after delivery;

(iv) Notices given by facsimile transmission to the fax number specified in Section 25.1(a) shall be deemed given on the date of successful transmission.

(c) In the event that any Party changes any item specified in Section 25.1(a), such Party shall notify in writing the other Party as soon as possible. If the other Party

does not receive such notice and continue to send notices and other documentations according to any items of Section 25.1(a) and in the manner provided in Section 25.1(b), such notice and other documents shall be deemed to have been effectively given.

(d) Any notices specified in this Contract shall be written in both Chinese and English.

25.2 Language

This Contract shall be executed in eight (8) originals in both English and Chinese. Party A and Party B shall each keep one original and the Joint Venture Company shall keep one original. The remaining originals shall be submitted to relevant PRC government authorities for examination and approval.

This Contract is executed in both Chinese and English. In case of any discrepancy between the two versions, the English version shall prevail.

25.3 Severability

In the event that any provision of this Contract is determined to be invalid, the validity of the remaining provisions hereof shall not be affected and the remaining provisions shall still be valid.

25.4 Construction.

(a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Contract.

(b) As used in this Contract, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c) For the purposes of this Contract, unless the context clearly requires, "or" is not exclusive.

(d) A reference to an Article, Section or Appendix, unless the contrary is stated herein, is a reference to an article, section in, or appendix to, this Contract.

25.5 Waiver

Unless otherwise provided, any Party's failure or delay in exercising any right, power or privilege under this Contract shall not be deemed as a waiver of such right, power or

privilege; nor shall any single or partial exercise of such right, power or privilege preclude any other future exercise of the other right, power or privilege thereof.

25.6 Conflicts

In case of any discrepancy between this Contract and the Articles of Association of the Joint Venture Company, this Contract shall prevail.

25.7 Entire Agreement and Amendments and Modification of the Contract

This Contract and its Appendix(ces) constitute the entire agreement between the Parties in relation to the subject matter of this Contract, and supercede all prior oral and written agreements, contracts, understandings and correspondences between the Parties. The headings of the Contract are for convenience only, and shall not have any binding legal effect. Any amendment, modification or supplement with respect to this Contract shall be made based on the mutual agreement between the Parties, executed in written documents by the legal representative or duly authorized representative of the Parties, and shall become effective upon the approval of the Examination and Approval Authority of the PRC.

25.8 Assignment of Contract

This Contract shall not be assigned without prior written consent of each Party.

25.9 Appendices

(a) The Appendix(ces) hereto attached are made an integral part of this Contract, and have the same legal validity as this Contract.

(b) The Appendix(ces) of the Contract are as follows:

(i) Appendix I: Intellectual Property License Investment Contract

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IN WITNESS WHEREOF, the undersigned have duly executed this Contract, or have caused this Contract to be duly executed on their behalf on ________, _____.

PARTY A:

PROVISION INTERACTIVE TECHNOLOGIES, INC.

Signed by: ______________________

Name: CURT THORNTON

Title: CEO

PARTY B:

GUOSHENGRUIMING CO., LTD.

Signed by: ______________________

Name:

Title:

Appendix I